Exhibit 99.1

                      Allegheny Technologies Expects Fourth
           Quarter 2005 Net Special Gain of $0.14 to $0.19 Per Share


     PITTSBURGH--(BUSINESS WIRE)--Jan. 5, 2006--Allegheny Technologies Incorporated (NYSE:ATI) today announced that it expects to record a fourth quarter 2005 net special gain of $14.5 to $19.5 million, or $0.14 to $0.19 per share.
     The fourth quarter 2005 special items, which are primarily non-cash, are expected to include:

     -- A $38 to $42 million, or $0.37 to $0.41 per share, net tax benefit related to the reversal of ATI's remaining valuation allowance for Federal net deferred tax assets.

     -- A $14 to $15 million, or ($0.14) to ($0.15) per share, after-tax charge due to asset impairments, which is expected to result in future cash expenditures of less than $2 million. This asset impairment charge primarily relates to a 2005 year-end decision to indefinitely idle ATI Allegheny Ludlum's West Leechburg, PA flat-rolled products finishing facility. There are approximately 45 hourly production and maintenance employees, and 25 laboratory employees at the West Leechburg plant. These employees will be provided positions at nearby Allegheny Ludlum facilities. ATI expects the consolidation to result in annual cost reductions of approximately $10 million in its Flat-Rolled Products segment beginning in 2007.

     -- A $6 million, or ($0.06) per share, after-tax charge for legal matters.

     -- A $2.5 million, or ($0.02) per share, after-tax charge related to the cumulative effect of accounting change for the adoption of FASB Interpretation No. 47, "Accounting for Contingent Asset Retirement Obligations".

     ATI plans to release fourth quarter 2005 earnings on January 25, 2006.

     This news release contains forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Allegheny Technologies' filings with the Securities and Exchange Commission.

     Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials producers in the world with revenues of approximately $3.4 billion over the last four reported quarters. ATI has approximately 9,000 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty materials solutions. Our major markets are aerospace, construction and mining, chemical processing/oil & gas, food equipment and appliance, automotive, electrical energy, machine and cutting tools, and medical. Our products include nickel-based alloys and superalloys, titanium and titanium alloys, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, silicon and tool steels, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.


    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004